December 4, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: INNOFONE.COM, CORPORATION

Ladies and Gentlemen:

We have read the statements made by INNOFONE.COM CORPORATION in Item 4.01(a) of the accompanying Form 8-K/A, which is being filed with the Securities and Exchange Commission. We agree with the statements contained therein concerning our firm.

Very truly yours,

/s/ De Joya Griffith & Company, LLC
De Joya Griffith & Company, LLC